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                                                                    EXHIBIT 11.1
                           STERLING SOFTWARE, INC.
                       COMPUTATION OF EARNINGS PER SHARE
                       THREE MONTHS ENDED JUNE 30, 1996
                 (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)
                                  (UNAUDITED)

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


                                                              FULLY
                                               PRIMARY       DILUTED
                                               -------       -------
Earnings:
 Earnings applicable to common
  stockholders..........................       $29,394       $29,394
                                               =======       =======


Shares:
 Weighted average of shares outstanding.        35,758        35,758
 Add common shares issued on assumed
  exercise of options and warrants......         2,775         2,775
 Less common shares assumed repurchased.        (1,565)       (1,560)
                                               -------       -------
                                                36,968        36,973
                                               =======       =======


Earnings per common share:
 Primary................................       $   .80
                                               =======
 Fully diluted..........................                     $   .80
                                                             =======

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